Exhibit 24

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each of the undersigned, in respect of the Common Stock of Energy Focus, Inc. (“EFOI”).

The undersigned hereby further agrees, pursuant to Rule 16a-3(j) under the Exchange Act, that joint filings pursuant to Section 16 of the Exchange Act and any amendment thereto be filed on behalf of each of the undersigned in respect of the common stock of EFOI.

Know all by these present, that the undersigned does hereby constitute and appoint James Tu, Frank Lamanna, Eric Hilliard and Janet Spreen, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 3 or a subsequent Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of common stock of EFOI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 12th day of February 2014.

/s/ Gina Huang
Name: Gina Huang

Brilliant Start Enterprise, Inc.		Jag International Ltd.

By:	/s/ Gina Huang	By:	/s/ Gina Huang
Name: Gina Huang		Name: Gina Huang
Title:		Title: